Exhibit 99.1

News Release

For release: Immediately

Berkshire Hathaway Completes Acquisition of Lubrizol

•	Purchase is all-cash transaction for $135 per Lubrizol share

•	Positions Lubrizol for continued sustainable growth

•	Lubrizol headquarters to remain in Wickliffe, Ohio

OMAHA, NE / CLEVELAND, OH, September 16, 2011 – Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and The Lubrizol Corporation (NYSE: LZ) today announced the completion of the acquisition of Lubrizol for $135 per share in an all-cash transaction. The transaction, having been overwhelmingly approved by Lubrizol shareholders and having met all U.S. and non-U.S. regulatory filing requirements, is valued at approximately $9.7 billion, including approximately $0.7 billion in net debt. The transaction was announced on March 14, 2011.

“Lubrizol is a great addition to the Berkshire Hathaway family of companies,” said Warren Buffett, Berkshire Hathaway chief executive officer. “We expect to see continued strong performance from the company as it executes its growth strategies.”

James Hambrick, Lubrizol chairman, president and chief executive officer, said, “As part of Berkshire Hathaway, we have real and significant opportunities to continue creating customer value by providing complex and innovative chemistries, formulations and solutions for some of the most demanding performance applications in the world.” Hambrick also noted that the culture and corporate philosophy established by Lubrizol’s founders remains intact. “With little change to daily activities, Lubrizol employees remain committed to maintaining the industry-leading expertise and technical skills required to meet the needs of our customers.”

With the closing of this transaction, Lubrizol is now a wholly-owned subsidiary of Berkshire Hathaway, providing innovative technology, outstanding service and superior global supply chain support to its customers. Lubrizol’s international headquarters remain located in Wickliffe, Ohio and the company continues to be led by Hambrick.

About Berkshire Hathaway

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire’s common stock is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,000 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent Lubrizol’s judgment as of the date of this communication and Lubrizol cautions readers not to place undue reliance on such statements. Lubrizol assumes no obligations to update the forward-looking statements contained in this release.

Berkshire Hathaway Contact:

Financial/Investor Contact

Marc D. Hamburg

402/346-1400

Lubrizol Contacts:

Financial/Investor Contact Greg Taylor 440/347-1206	Media Contact Julie Young 440/347-4432

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